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                                                                    Exhibit 99.1

Data Critical Announces Plans to Consolidate Principal Operations in Los Angeles and Reduce Workforce by Over 20 Percent
Transition Expected to be Completed by End of Q3 2001

BOTHELL, Wash., June 15

Data Critical Corporation (Nasdaq::DCCA), a leader in wireless communication in
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health care, announced today that it plans to consolidate its hospital operations and move its Seattle-based headquarters and operations to its Tustin, Calif. facility, the current headquarters for its VitalCom subsidiary.

The consolidation is expected to take approximately four months. Upon completion of the transition, the company will have reduced its operations from five facilities to three facilities located in Tustin, Calif., Oklahoma City, Okla., and Fairfield, N.J.

The company also announced that due to the consolidation it will implement a plan to reduce its workforce from 270 full-time, part-time and contracted employees to approximately 210. The reductions will be made across the organization but will primarily come from the closure of its two Seattle-area facilities. The company will offer many of its Seattle-based employees the opportunity to relocate to the Los Angeles area. Due to redundant senior management functions resulting from the VitalCom acquisition, reductions have also been made to the Company's senior management team. The Company plans to record charges relating to severance, integration and moving of approximately $3 million. The ongoing savings from this consolidation in the form of reduced employee compensation and rent is expected to be approximately $2 million per quarter.

"This consolidation is an important step in helping to ensure the long-term success of Data Critical," said Richard Earnest, chief executive officer of Data Critical. "After careful consideration and a thorough economic analysis, we made the decision to consolidate facilities, reduce staff and move our headquarters and hospital operations to the Los Angeles area."

"This plan helps us leverage significant efficiencies of scale due to our acquisition of VitalCom,'" said Michael E. Singer, executive vice president of corporate development and chief financial officer of Data Critical. "Financially we believe the consolidation will help us to achieve near-term profitability through greatly improved operating efficiencies. Our primary financial goal in this consolidation was to close the gap to profitability." Singer highlighted the significant steps that have already been taken to reduce Data Critical's cost structure by approximately $1 million per quarter in comparison to Q1, including:

 .  reducing officer salaries through voluntary reductions and eliminating executive positions for non-core business areas;
 .  reducing direct sales and installation expense by changing its distribution strategy to leverage its partners reach in hospitals; and . reducing the workforce in product areas that do not show near-term revenue contribution and profitability, particularly in the physician area, as evidenced by Data Critical's reduction in force taken in May.
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As a result of all cost-cutting measures and consolidation plans to-date, the company will reduce its cost structure by $3 million per quarter in comparison to Q1.

The company's physician products, WebChart(TM) CardioVascular, web-based charting and outcomes documentation system for cardiac surgeons and PocketChart(TM), a wireless charting tool for physicians, will be integrated into the Company's hospital and cardiology operations as part of the consolidation. Data Critical also announced plans to temporarily shelve its unwiredDr(TM) wireless web services suite of products. The company's Paceart cardiology division will continue to operate as a stand-alone division.

About Data Critical Corporation
Data Critical Corporation develops and distributes wireless and Internet systems for communicating critical health care data. The company offers StatView(TM), AlarmView(TM) and FlexView(TM), a line of wireless alarm notification products for hospitals. It also provides MobileView(TM) and ECGStat(TM), a line of wireless products for physicians as well as WebChart(TM) and PocketChart(TM). Data Critical's Paceart division is a leader in PC-based software for managing the care of cardiac patients with implanted devices. Paceart systems are used by more than 2,500 cardiologists across the U.S.

Data Critical's VitalCom subsidiary develops PatientNet(TM), a real-time open and wireless patient information network. PatientNet is a wireless infrastructure technology capable of supporting up to 1000 patients and has been installed in more than 100 hospitals throughout the country. Data Critical has twenty-five partnerships with such industry leaders as Agilent Technologies, General Electric, Medtronic, Siemens and Welch Allyn. Additional information about Data Critical is available at www.datacritical.com.

Except for the historical information presented, the matters discussed in this press release include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include those described in Data Critical's most recent filing with the SEC on Form 10-Q. Copies of Data Critical's public disclosure filings with the SEC are available from its investor relations department.

Contact:
Data Critical Corp.
Michael Singer, CFO, 425/482-7000.
Laura Bridenback, 425/482-7114

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